Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Equity and Incentive Compensation Plan of AMERISAFE, Inc. (the Company) of our reports dated March 9, 2012, with respect to the consolidated financial statements and schedules of the Company and the effectiveness of internal control over financial reporting of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

June 12, 2012